Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-139583 and 333-139582 on Form S-8 of our report dated March 16, 2009 (March 16, 2010 as to the effects of the retrospective adjustments to 2008 and 2007 relating to the adoption of new accounting guidance for noncontrolling interests and the classification of Stellar as discontinued operations and related disclosures in Note 4) relating to the consolidated financial statements and financial statement schedule of ORBCOMM Inc. (the “Company”) as of December 31, 2008 and for the years ended December 31, 2008 and 2007 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the retrospective application of the accounting treatment of noncontrolling interests, the classification of a subsidiary as discontinued operations and the adoption of a new accounting standard for uncertain tax positions) appearing in this Annual Report on Form 10-K of ORBCOMM Inc. for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
New York, NY
March 16, 2010